Exhibit 5.1

DeMint Law, PLLC

Anthony N. DeMint

Managing Member

3753 Howard Hughes Parkway	Direct Dial:	(702) 714-0889
Second Floor, Suite 314	Cell:	(702) 232-4842
Las Vegas, Nevada 89169	email:	anthony@demintlaw.com

January 8, 2026

American Rebel Holdings, Inc.

218 3rd Avenue North, #400

Nashville, Tennessee 37201

Ladies and Gentlemen:

As counsel for American Rebel Holdings, Inc., a Nevada corporation (the “Company”), we have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S--8 (the “Registration Statement”) with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued to eligible participants in accordance with the terms of the American Rebel Holdings, Inc. 2021 Long-Term Stock Incentive Plan and the American Rebel Holdings, Inc. Amended and Restated 2025 Stock Incentive Plan (collectively, the “Plans”).

In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when sold and issued in accordance with the Plans, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Nevada. We express no opinion to the extent that any other laws are applicable to the subject matter hereof, and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ DeMint Law, PLLC